U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
________________________________________________________________________________
1.   Name and Address of Reporting Person*

Cohen                                Todd                 Jay
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   (Last)                           (First)             (Middle)

                                 PO Box 20054
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                                    (Street)

Huntington Station                 New York              11746
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   (City)                           (State)              (Zip)

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2.   Issuer Name and Ticker or Trading Symbol

                            Intelli-Check, Inc. (IDN)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

________________________________________________________________________________
4.   Statement for Month/Year

                      December 3, 2002
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5.   If Amendment, Date of Original (Month/Year)

________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [ ]  Director                             [X]  10% Owner
     [ ]  Officer (give title below)           [ ]  Other (specify below)

Title if applicable:
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [ ]  Form filed by more than one Reporting Person
________________________________________________________________________________

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                               6.
                                                                 4.                              5.            Owner-
                                                                 Securities Acquired (A)         Amount of     ship
                                                    3.           or Disposed of (D)              Securities    Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially  Direct    Nature of
                                      2.            Code         ------------------------------  Owned at End  (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month      Indirect  Beneficial
Title of Security                     Date          ------------   Amount        or     Price    (Instr. 3     (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)        (Instr.4) (Instr. 4)
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


Common Stock, $.01 par value          12/03/02       S               1,000         D    $8.20

                                      12/03/02       S               1,000         D    $8.10

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                                                                                                   758,800+        D
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===================================================================================================================================

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
    **If the form is filed by more than one reporting person, see Instruction 4(b)(v).
     +The  deduction  of  1,000 securities due to sales on November 4, 2002, was inadvertently  added  and  is  being corrected with  this  filing.


Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

===================================================================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ----------    Exer-    tion               of      (Instr.  (Instr.   (Instr. (Instr.
(Instr. 3)          ity      Year)    Code  V  A       D     cisable  Date     Title     Shares  5)       4)        4)       4)
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

Rights              $8.50   12/03/02    D               200*

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Option                                                                            Common
(Right to Buy)      $3.00   07/15/99    A       110,000      Current    07/15/04  Stock   110,000
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                                                                                  Common
Rights              $8.50   10/05/01    A        87,400      Current    04/04/03  Stock    87,400
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                                                                                                         197,400  D
===================================================================================================================================
Explanation  of  Responses:

*    Upon a transfer of shares to which the rights attach the rights are no longer exercisable.

**   Intentional misstatements or omissions of facts constitute Federal Criminal
     Violations.  See  18  U.S.C.  1001  and  15  U.S.C.  78ff(a).


                               By:  /s/ Todd Cohen                            Dec. 5, 2002
                                    --------------------------------         ---------------
                                    ***Signature of Reporting Person              Date
                                    Todd Cohen

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.